For the Period November 01, 2005 through October 31, 2006

10f-3 Transactions

Emerging Markets Telecommunications Fund, Inc.



Date        Offering            Ticker     Broker          Price
12/06/2005  AXTEL SA ADR 144A   AXTLY144A  Merrill Lynch   $17.04
02/07/2006  VIVAX SA UNITS      VVAX11.SA  ITAU SECURITIES $11.19

                                        % of Offering
                       % of Offering    Allocated to
         Transaction   Allocated to     CSAM Clients
Shares   Amount	       Fund	        Including Funds
10000    $170,420.00   0.053%           0.05%
43600	 $487,884.00   0.227%           1.04%


% of Assets   Member              Offering AMT (M)
0.14%	      Lead Manager        18,810,000
0.39%	      Joint Lead Manager  19,200,000